                                                                   Exhibit 10.38

                               ALON ASSETS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

      THIS AGREEMENT (this "Agreement"), effective as of July 31, 2000, is made and entered into by and between Alon Assets, Inc., a Delaware corporation (the "Corporation"), and Jeff D. Morris (the "Participant").

                                   WITNESSETH:

      WHEREAS, the Corporation has implemented the Alon USA Operating Inc. 2000 Stock Option Plan (the "Plan"), which was adopted by the Corporation's Board of Directors (the "Board"), and which provides for the grant of stock options to certain selected officers, directors, employees, consultants and independent contractors of the Corporation or its subsidiaries with respect to shares of common stock, $.01 par value, of the Corporation (the "Common Stock");

      WHEREAS, the Plan provides that certain options granted pursuant to the Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), while certain other options granted under the Plan will constitute non-qualified options;

      WHEREAS, the committee appointed by the Board to administer the Plan (the "Committee") has selected the Participant to participate in the Plan and has awarded the incentive stock option described in this Agreement (the "Option") to the Participant;

      WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an employee, director, consultant or independent contractor of the Corporation or its subsidiaries and to promote the success of the business of the Corporation and its subsidiaries, the parties hereby agree as follows:

      1. Grant of Option. The Corporation hereby grants to the Participant, upon the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, the Option to acquire 8,077.6 shares of Common Stock, at an exercise price per share of $100, effective as of the date of this Agreement (the "Award Date"). The Participant hereby accepts the Option from the Corporation.

      2. Vesting; Section 422 Treatment. The Option shall vest thirty (30) days prior to the tenth anniversary date of the date of this Option Agreement (the "Final Vesting Date") unless the vesting has been accelerated in accordance with the provisions of Exhibit A hereto ("Accelerated Vested Shares"). The Corporation will provide Participant written notice of the vesting of Accelerated Vested Shares (a "Vesting Notice"). Participant will have ninety
(90) days after the date of the Vesting Notice in which to exercise the Accelerated Vested Share options described in that notice, except to the extent that exercisability is delayed as provided in Exhibit A; if not exercised within that time period, the right to exercise options with respect to such shares will lapse and no longer be exercisable.

      The Participant is aware that the Option will be treated as an incentive stock option (an "ISO") subject to Section 422 of the Code only if the Common Stock obtained upon exercise of the Option is held for a period of one year following exercise of the Option and two years following the date the Option is granted. In addition, to the extent that the portion of the Option that first becomes exercisable during a calendar year has an aggregate fair market value that exceeds $100,000, ISO treatment under section 422 of the Code is available only with respect to the first $100,000. The value of an Option for this purpose is determined at the time the Option is granted. The Participant is aware that if these conditions are not met, a portion of the Option will be considered to be a nonqualified stock option and exercise will result in the recognition by the Participant of ordinary income equal in amount to the difference between the exercise price of the Option and the fair market value of the Common Stock received as of the date of exercise.

            3. Exercise; Bonus Payment of Exercise Price. In order to exercise any vested portion of the Option the Participant shall provide written notice to the Corporation at its principal executive office. At the time of exercise, the Participant shall pay to the Corporation the exercise price per share set forth in Section 1 times the number of vested shares as to which the Option is being exercised. If the Option is exercised in full, the Participant shall surrender this Agreement to the Corporation for cancellation. If the Option is exercised in part, the Participant shall surrender this Agreement to the Corporation so that the Corporation may make appropriate notation hereon or cancel this Agreement and issue a new agreement representing the unexercised portion of the Option.

      In order to provide funding for the exercise of the Option, the Corporation agrees that immediately upon exercise of any portion of the Option that constitutes an ISO, the Corporation will make a bonus payment to the Participant in an amount sufficient, on an after-tax basis, to pay the full exercise price of such Option (the "Bonus Payment"), subject to the terms and conditions of this Section 3. If any portion of the Bonus Payment is subject to any federal, state and local income tax, including PICA, the Corporation shall pay or cause to be paid to the Participant at the same time an additional amount (the "Gross-up Payment") such that the net amount retained by the Participant, after deduction of any federal, state and local income tax, and any FICA tax upon the Bonus Payment and the Gross-up Payment provided for in this subsection, shall be equal to the Bonus Payment.

      Upon the exercise by the Participant of any portion of the Option deemed to be non-qualified, the Corporation will make a Bonus Payment to the Participant in an amount sufficient on an after-tax-basis, to pay (i) the full exercise price for such portion of the Option, (ii) an additional Bonus Payment equal to one-half the taxes payable on the amount includible in income by the Participant as a result of his exercise of the non-qualified portion of the Option and (iii) a Gross-up Payment, such that the net amount retained by the Participant, after deduction of any federal, state and local income tax, and any FICA tax upon such Bonus Payments and the Gross-up Payment shall be equal to the sum of the Bonus Payments. In addition, the Corporation shall at the same time lend to the Participant (an "Option Exercise Loan"), without the payment of any interest, the other one-half of the taxes payable with respect to the amount includible in income as a result of such exercise. The Option Exercise Loan shall be secured by a pledge of the Common Stock received upon exercise of the Option (the "Pledged Shares") and shall contain customary terms and conditions assuring the repayment of the Option Exercise Loan from any proceeds of the sale of the Pledged Shares.

      4. Who May Exercise. The Option is exercisable during the lifetime of the Participant only by the Participant. To the extent exercisable after the Participant's death, the Option may be exercised only by the Participant's representatives, executors, successors or beneficiaries.

      5. Expiration of Option. The Option will expire, and will not be exercisable with respect to any vested portion as to which the Option has not been exercised, on the first to occur of: (a) the tenth anniversary of the Award Date; (b) 90 days after any termination of the Participant's employment with the Corporation for any reason other than death; or (c) or 180 days after the Participant's death; provided, however, that the Option shall expire immediately upon Participant's termination for "Cause" or his resignation for other than "Good Reason," as such terms are defined in his employment agreement. The Option will expire, and will not be exercisable, with respect to any unvested portion, immediately upon the termination of the Participant's employment with the Corporation for any reason, including death. Options that vest on the Participant's termination of employment pursuant to his employment agreement shall not be considered "unvested" for this purpose.

      6. Tax Withholding. Any provision of this Agreement to the contrary notwithstanding, the Corporation may take such steps as it deems necessary or desirable for the withholding of any taxes that it is required by law or regulation of any governmental authority, federal, state or local, domestic or foreign, to withhold in connection with any of the shares of Common Stock subject hereto.

      7. Dilution.

            (a) In the event that the outstanding shares of Common Stock (other than shares held by dissenting stockholders) are changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend has occurred, the Corporation or its successor will substitute for each share of Common Stock then subject to the Option the consideration provided pursuant to Section 17 of the Plan.

            (b) Options to purchase up to 16,154.4 shares of Common Stock have been issued to a group of senior executives of the Corporation that includes Participant ("Executive Options"). To the extent that Executive Options vest and are exercised, Participant will be issued an additional option under this Agreement, which will be immediately exercisable, to purchase a number of additional shares of Common Stock on the terms and conditions set forth in this Agreement equal to the following amount: (Number of Executive Options Vested / ..97) - (Number of Executive Options Vested), rounded up to the nearest 1/10 of one share.

      8. Transfer of Option or Shares. The Participant may not, directly or indirectly, sell, transfer, pledge, encumber or hypothecate ("Transfer") any unvested portion of the Option or the rights and privileges pertaining thereto. In addition, the Participant may not, directly or indirectly, Transfer any vested portion of the Option or any shares of Common Stock acquired upon exercise of the Option other than (i) with the prior written consent of the Corporation, (ii) by will or the laws of descent and distribution, (iii) with respect to shares of Common Stock issued upon exercise of the Option, pursuant to an effective registration statement filed under applicable federal and state securities laws or an exemption from the registration requirements thereunder. Any permitted transferee to whom the Participant Transfers the Option must agree to be bound by this Agreement. Neither the Option nor the underlying shares of Common Stock are liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Participant, nor are they subject to garnishment, attachment, execution, levy or other legal or equitable process.

      9. Certain Legal Restrictions. The Corporation is not obligated to sell or issue any shares of Common Stock upon the exercise of the Option or otherwise unless the issuance and delivery of such shares complies with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed. As a condition to the exercise of the Option or the sale by the Corporation of any additional shares of Common Stock to the Participant, the Corporation may require the Participant to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal or state securities laws. The Corporation will not be liable for refusing to sell or issue any shares if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to lawfully sell or issue such shares. In addition, the Corporation has no obligation to the Participant, express or implied, to list, register or otherwise qualify any of the Participant's shares of Common Stock. The certificate evidencing shares of Common Stock issued to the Participant may be legended as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

      10. Plan Incorporated. The Participant accepts the Option and this Agreement subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee's decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, terms defined in the Plan have the same meanings herein.

      11. Miscellaneous.

            (a) The Option is intended to be an incentive stock option under
Section 422 of the Code; provided, however, that neither the Corporation, its directors, officers, employees or the Committee, nor any subsidiary which is in existence or hereafter comes into existence, will be liable to the Participant or any other person or entity if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that the Option does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

            (b) The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Corporation and the Participant, whether such employment relationship is at will or defined by an employment contract. Nothing contained in this Agreement affects any right of the Corporation to terminate the Participant at any time, with or without cause, nor creates any rights to employment on the part of the Participant. This Agreement is not intended to and does not amend any existing employment contract between the Corporation and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

            (c) Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option unless and until certificates representing such shares have been issued and delivered to the Participant or such Participant's agent.

            (d) All notices that are required or may be given pursuant to the terms of this Agreement must be in writing and will be sufficient in all respects if given in writing and delivered personally or by a recognized courier service or by registered or certified mail, postage prepaid, to the Corporation at its principal executive offices or to the Participant at the address set forth below his signature hereto (or to the attention of such other person or to such other address as either party provides to the other party by notice in accordance with this Section). Any such notice or other communication will be deemed to have been given on the day it is personally delivered or delivered by a recognized courier service as aforesaid or, if mailed, on the fifth day after it is mailed.

            (e) Subject to the limitations in this Agreement on the transferability by the Participant of the Option and any shares of Common Stock, this Agreement is binding upon and inures to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

            (f) If any provision of this Agreement is determined to be invalid, illegal or unenforceable, in whole or in part, then the parties will be relieved of all obligations arising under such provision to the extent it is invalid, illegal or unenforceable, and such provision will be reformed to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

            (g) All section titles and captions in this Agreement are for convenience only, are not part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.

            (h) The parties shall execute all documents, provide all information and take all such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement and to accomplish the transactions contemplated hereby.

            (i) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. No waiver by a party of any of the provisions of this Agreement will constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing waiver.

            (j) This Agreement may be executed in multiple counterparts, all of which together constitute one agreement binding on the parties hereto, notwithstanding that the parties are not signatories to the same counterpart.

            (k) In addition to all other rights or remedies available at law or in equity, the Corporation is entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement by the Participant.

            (1) THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

            (m) At any time and from time to time the Committee may execute an instrument modifying, extending or renewing the Option, provided that no such modification, extension or renewal shall impair the Option in any respect without the consent of the Participant.

            (n) The Participant's spouse joins this Agreement for the purpose of agreeing to and accepting the terms of this Agreement and to bind any community property interest he or she has or may have in the Option, any vested or unvested portion of the Option, any shares of Common Stock acquired upon exercise of the Option and any other shares of Common Stock held by the Participant.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                  ALON ASSETS, INC.

                                                  By: /s/ David Wiessman
                                                      --------------------------
                                                  Name: David Wiessman
                                                        ------------------------
                                                  Title: Chairman
                                                         -----------------------

                                                  PARTICIPANT:

                                                  /s/ Jeff D. Morris
                                                  ------------------------------
                                                  Name: Jeff D. Morris

                                                  Address: 310 W. Glade
                                                          ----------------------
                                                  Colleyville, TX
                                                  ------------------------------
                                                                    76034
                                                  ------------------------------


                                                  PARTICIPANT'S SPOUSE:

                                                  /s/ Karen Morris
                                                  ------------------------------
                                                  Name: Karen Morris
                                                        ------------------------

                                    EXHIBIT A

VESTING SCHEDULE

Vesting of the Option will be accelerated from the stated Final Vesting Date in accordance with the following terms:

Covered Entities. The Corporation's objectives which will determine the accelerated vesting of the Option will be based upon the consolidated results of the Corporation and each of its affiliates that are operating the Southwest Business Unit and marketing assets of the Southeast Business Unit acquired from FINA Oil and Chemical Company (the "Alon USA Group").

Financial Performance. The Option as to 303.3 shares of Common Stock will vest on an accelerated basis with respect to each fiscal year of the Corporation (the "Annual Vesting Amount") (prorated for the number of whole months in any partial fiscal year) commencing with August 1, 2000 and ending July 31, 2006 (a total of 1819.8 shares) to the extent that the Actual Cash Flow of the Alon USA Group for such fiscal year exceeds the Annual Target Amount for that fiscal year:

                        Minimum Target
                       Amount (millions)      Annual Target Amount    Annual Plan
   Year Ending       (Actual debt service      (millions) (85% of        Amount
   December 31,            required)              Annual Plan)         (millions)
-----------------    --------------------     --------------------    -----------
       2000                  $2.8                   $ 5.78               $ 6.8
       2001                   6.7                    14.36                16.9
       2002                   7.8                    15.56                18.3
       2003                   9.3                    17.08                20.1
       2004                   9.3                    18.62                21.9
       2005                   9.3                    20.23                23.8
2006 (for 7 mos.)             9.3                    12.50                14.7

Acceleration of vesting will be effective as of the last day of each year. To the extent that any Annual Vesting Amount is not accelerated because the Annual Target Amount has not been met for that year (a "Missed Year"), vesting of that amount may be accelerated in the next succeeding year if, as of the end of the next succeeding year, the total amount of Actual Cash Flow of the Corporation for the Missed Year plus the next succeeding year exceeds the sum of the Annual Plan Amounts for the Missed Year and the next succeeding year, provided that if the Actual Cash Flow for any year is less than the Minimum Target Amount, then the Annual Vesting Amount for that year will lapse and will not be available for future vesting pursuant to this Agreement. Any Annual Vesting amount for a Missed Year that does not vest in the next succeeding year as provided above will lapse and will not be available for future vesting pursuant to this Agreement unless the Board of Directors of the Corporation, in its sole discretion, makes other provision

                                       A-l

For purposes of this Agreement, "Actual Cash Flow" means an amount equal to the Alon USA Group's consolidated net income for the fiscal year, increased by the amount of amortization, depreciation and other non-cash charges included in determining consolidated net income, and reduced by the greater of (i) the actual capital expenditures of the Alon USA Group for the fiscal year or (ii) the Planned Capital Expenditures for that year as set forth in the following table:

                                Planned Capital Expenditures
Year Ending December 31                (in millions)
-----------------------      -------------------------------
         2000                $ 1.0 (last 5 months of year)
         2001                 12.0
         2002                 16.2
         2003                 16.5
         2004                  3.2
         2005                  5.2
         2006                 15.2
         2007                  5.2 (first 7 months of year)

Any amount of the anticipated $17.4 million payment to Fina with respect to the acquisition of the Southeast Business Unit that is recorded as an expense will also be added back to consolidated net income to determine the Actual Cash Flow.

Return of Start-Up Capital. The willingness of Alon Israel Oil Company, Ltd. and other investors (the "Start-Up Investors") to provide the start-up capital of the Alon USA Group is premised on the objective of returning the Corporation's start-up capital that exceeds $10 million (the "Target Return Capital") to the Start-Up Investors as rapidly as is possible given the Corporation's continuing capital investment requirements and restrictions imposed by the Alon USA Group's debt covenants. The Target Return Capital provided by the Start-Up Investors may be provided as Common Stock, Preferred Stock or as loans subordinated to the debt provided by the senior secured lender to the Corporation and its Affiliates. The Target Return Capital consists of a total of [$_____] of capital stock and [$_____] of subordinated debt.

In order to provide an incentive to the Participant to operate the Corporation in a manner that is consistent with the objective of returning the Target Return Capital to the Start-Up Investors, the Option as to 1213.6 shares of Common Stock will vest (the "Target Return Capital Amount") on an accelerated basis on the last day of the year in which occurs any of the following: (a) the date on which the Target Return Capital is repaid in full (with pro-rata acceleration of vesting to occur to the extent a portion of the Start-Up Capital is returned in any year) or (b) with respect to the period beginning August 1, 2006, and ending December 31, 2006, 252.8 shares; with respect to the calendar year 2007, 606.6 shares; and with respect to the period beginning January 1, 2008, and ending August 1, 2008, 353.8 shares of the Target Return Capital will vest on an accelerated basis to the extent that the Alon USA Group's Actual Cash Flow for such year exceeds the following target amounts:

Year Ending           Actual Cash Flow
December 31                 Target
-----------           ----------------
   2006                  $ 4,166,167
   2007                  $10,000,000
   2008                  $ 5,833,333

If the Actual Cash Flow Target is not met for 2006, the shares as to which vesting does not occur in that year will be earned over to 2007 and may be vested on an accelerated basis in that year if the total Actual Cash Flow for 2006 and 2007 combined exceeds the sum of the Actual Cash Flow Targets for 2006 and 2007 combined. If the Actual Cash Flow Target is not met for 2007, the shares as to which vesting does not occur in that year will be carried over to 2008 and may be vested on an accelerated basis in that year if the total Actual Cash Flow for 2007 and 2008 combined exceeds the sum of the Actual Cash Flow Targets for 2007 and 2008 combined.

Notwithstanding the foregoing vesting provisions of Exhibit A, the Participant shall not be entitled to exercise any vested portion of the Option during a calendar year to the extent that the portion that first becomes exercisable in such calendar year exceeds $100,000 in value, counting first any vested portion of the Option carried forward from a preceding year pursuant to the following sentence. To the extent that any vested portion of the Option is not exercisable in a calendar year because of the $100,000 limitation, its exercisability shall be carried forward to the next succeeding year in which it can be exercised without exceeding the $100,000 limitation. In all events, however, any portion of the Option that is vested or remains available for vesting shall become exercisable thirty (30) days prior to the tenth anniversary of the date of this Agreement, as provided in paragraph 2 of this Agreement.

Acceleration Upon Termination of Employment. If Participant's employment is terminated without "Cause" or by the Participant for "Good Reason," as those terms are defined in Participant's Employment Agreement, then any portion of the Option that was previously vested but not exercisable will become immediately exercisable on the date of Participant's termination of employment and the vesting of any portion of the Option which as of the date of termination of employment is available for vesting during the year of termination of employment or in a subsequent year, will be accelerated to the date of termination of employment according to the following schedule:

Date of Termination              Percentage Vesting
---------------------            ------------------
Prior to 7/31/2002                 25%
8/1/2002 to 7/31/2004              50%
8/1/2004 to 7/31/2006              75%
After 8/1/2006                     90%

                                  AMENDMENT TO
                                ALON ASSETS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

      This Amendment is made by and between Alon Assets, Inc. (the "Corporation") and Jeff D. Morris (the "Participant") as of the 30th day of June, 2002, effective as of July 31, 2000 (except as otherwise expressly provided), with reference to the following facts:

      A. On July 31, 2000, the Corporation and the Participant entered into the Alon Assets, Inc. Incentive Stock Option Agreement (the "Agreement") pursuant to which the Participant was granted an option to purchase 8,077.6 shares of Common Stock of the Corporation pursuant to the Corporation's 2000 Stock Option Plan (the "Plan") on the terms and conditions set forth in the Agreement.

      B. The Corporation intends to create a class of nonvoting common stock designated as Class B Common Stock and has amended the Plan to provide for the issuance of Class B Common Stock upon the exercise of options granted under the Plan.

      C. The Corporation and the Participant wish to amend the Agreement to reflect the Participant's acknowledgment and agreement that Class B Common Stock will be issued upon the exercise of the option evidenced by the Agreement and to effect the other matters set forth below.

      THEREFORE, the Agreement is amended as follows:

      1. The term "Common Stock" as used throughout the Agreement is amended to mean the Class B Common Stock, $.01 par value per share, of the Corporation, effective upon the filing by the Corporation of the Certificate of Amendment to its Certificate of Incorporation that creates the nonvoting Class B Common Stock, $.01 par value per share, of the Corporation.

      2. Section 3 of the Agreement ("Exercise; Bonus Payment of Exercise Price") is amended by the addition of the following provision:

            For purposes of determining the amount of any Gross-Up Payment to the Participant under this Section, the Participant will be considered to pay federal, state and local income taxes at a total combined income tax rate of 35%.

      3. Subsection (b) of Section 7 of the Agreement ("Dilution") is deleted from the Agreement.

      4. The paragraph in Exhibit A captioned "Financial Performance" is amended in its entirety to read as follows:

      Financial Performance. The Option as to 807.7 shares of Common Stock will vest on an accelerated basis with respect to each fiscal year of the Corporation (the "Annual Vesting Amount") (prorated for the number of whole months in any partial fiscal year) commencing with August 1, 2000 and ending July 31, 2006 (a total of 4,846.2 shares) to the extent that the Actual Cash Flow of the Alon USA Group for such fiscal year exceeds the Annual Target Amount for that fiscal year:

      5. The paragraph in Exhibit A immediately following the table under the caption "Financial Performance" is amended in its entirety to read as follows:

      Acceleration of vesting will be effective as of the last day of each year. To the extent that any Annual Vesting Amount is not accelerated because the Annual Target Amount has not been met for that year (a "Missed Year"), vesting of that amount may be accelerated in the next succeeding year if, as of the end of the next succeeding year, the total amount of Actual Cash Flow of the Corporation for the Missed Year plus the next succeeding year exceeds the sum of the Annual Plan Amounts for the Missed Year and the next succeeding year. Any Annual Vesting Amount for a Missed Year that does not vest in the next succeeding year as provided above will vest and become exercisable during the thirty (30) day period ending on the tenth anniversary of the date of this Agreement.

      6. The paragraph in Exhibit A captioned "Return of Start-Up Capital" and the immediately following paragraph are amended in their entirety to read as follows:

      Return of Start-Up Capital. The willingness of Alon Israel Oil Company, Ltd. and other investors (the "Start-Up Investors") to provide the start-up capital of the Alon USA Group is premised on the objective of returning the Alon USA Group's start-up capital that exceeds $10 million (the "Target Return Capital") to the Start-Up Investors as rapidly as is possible given the Corporation's continuing capital investment requirements and restrictions imposed by the Alon USA Group's debt covenants. The Target Return Capital provided by the Start-Up Investors may be provided as Common Stock, Preferred Stock or as loans subordinated to the debt provided by the senior secured lender to the Corporation and its Affiliates. The Target Return Capital consists of a total of $1,272,727 of capital stock and $11,454,545 of subordinated debt.

      In order to provide an incentive to management to operate the Corporation in a manner that is consistent with the objective of returning the Target Return Capital to the Start-Up Investors, the Option as to 3,231.4 shares of Common Stock will vest (the "Target Return Capital Amount") on an accelerated basis on the last day of the year in which occurs any of the following: (a) the date on which the Target Return Capital is repaid in full (with pro-rata acceleration of vesting to occur to the extent a portion of the Start-Up Capital is returned in any year) or (b) with respect to the period beginning August 1, 2006, and ending December 31, 2006, 673.2 shares; with respect to the calendar year 2007, 1,615.7 shares; and with respect to the period beginning January 1, 2008, and ending August 1, 2008, 942.5 shares will vest on an accelerated basis to the extent that the Alon USA Group's Actual Cash Flow for such year exceeds the following target amounts:

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

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                                ALON ASSETS, INC.

                                                /s/ David Wiessman
                                                --------------------------------
                                                David Wiessman

                                                PARTICIPANT

                                                /s/ Jeff Morris
                                                --------------------------------
                                                Jeff Morris

                                                PARTICIPANT'S SPOUSE

                                                /s/ Karen Morris
                                                --------------------------------
                                                Karen Morris

                                        3